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                                   EXHIBIT 14

                     [TIE/COMMUNICATIONS, INC. LETTERHEAD]




                                                              September 12, 1995

Dear Stockholder:

  We are pleased to inform you that TIE/communications, Inc. (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with TIE Acquisition Co., a Delaware corporation ("Purchaser"). The capital stock of Purchaser is wholly owned by Paul H. Pfleger, a United States citizen. Pursuant to the Merger Agreement, Purchaser today commenced a tender offer to purchase all outstanding shares of common stock of the Company at $8.60 per share in cash. Under the Merger Agreement, the tender offer will be followed by a merger of the Company and a wholly owned subsidiary of Purchaser. In the merger, each share of the Company's common stock then outstanding (other than shares held by Purchaser or byjjj dissenting stockholders) will be converted into the right to receive $8.60 in cash.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE TENDER OFFER AND THE MERGER AND DETERMINED THAT THE TENDER OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT THERETO AND, IF NECESSARY, VOTE THEIR SHARES IN FAVOR OF THE APPROVAL OF THE MERGER PURSUANT TO THE TERMS OF THE MERGER AGREEMENT.

  In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors which are described in the enclosed
Schedule 14D-9, including, without limitation, bids received from other potential purchasers and the Board of Directors' view that the cash consideration of $8.60 per share to be received by stockholders pursuant to the offer and the merger is fair to such stockholders from a financial point of view.

  Additional information with respect to the transaction is contained in the enclosed Schedule 14D-9, and we urge you to consider this information carefully.

                                          Sincerely,

                                          George N. Benjamin, III
                                          President and Chief Executive
                                          Officer